Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter Fiscal 2008 Results

Loss of $0.85 Per Diluted Share vs. Loss of $1.17 Per Diluted Share Prior Year

YORK, Pa.--(BUSINESS WIRE)--November 20, 2008--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the third quarter of fiscal 2008 ended November 1, 2008.

For the thirteen-week period ended November 1, 2008, the Company reported a net loss of $14.3 million, or $0.85 per diluted share, including a favorable tax benefit adjustment of $7.0 million, or $0.42 per diluted share, pursuant to the provisions of Financial Accounting Standards Board Interpretation No. 48, compared with a net loss of $19.4 million, or $1.17 per diluted share, for the thirteen-week period ended November 3, 2007. For the thirty-nine-week period ended November 1, 2008, the Company reported a net loss of $82.2 million, or $4.90 per diluted share, including the second quarter non-cash goodwill impairment charge of $0.71 per diluted share and the favorable tax benefit adjustment in the third quarter of $0.42 per diluted share, compared with a net loss of $63.6 million, or $3.86 per diluted share, for the comparable period last year.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “Despite a difficult economic environment and general unrest created by the turmoil in the financial sector, we continued to work diligently to further strengthen the Company in the third quarter. We focused on what was in our control. We reduced our comparable store inventories by approximately 9% and realized 80 basis points of improvement in our gross margin rate – from 34.8% to 35.6%. In addition, we continued to control our expenses and were pleased that during the third quarter we realized a net reduction of $3.5 million in our selling, general and administrative expenses. Our excess borrowing capacity under our credit facility was $214 million at the end of the third quarter, $139 million above the $75 million minimum availability covenant under our credit facility. Lastly, our debt levels were $45.6 million lower than the prior year period.”

Mr. Bergren continued, “Given the current environment, we are managing our inventory levels, expenses and capital expenditures and identifying sales opportunities. We are offering incredible values on national and exclusive merchandise throughout our stores, plus an expanded eCommerce assortment for our online shoppers, all fueled by a value-driven holiday marketing campaign and our new proprietary credit card loyalty program. We believe the actions we are taking today will benefit the short- and long-term success of our Company.”

Mr. Bergren further stated, “November sales will be negatively impacted by the year-over-year calendar shift as a week of this year’s holiday sales shifts into the December period; therefore, the two months should be looked at on a combined basis when compared with the prior year.”

Sales

For the third quarter of fiscal 2008 ended November 1, 2008, comparable store sales decreased 8.3% compared with the prior year period. Total sales decreased 7.2% to $724.9 million compared with $780.8 million for the prior year period.

Year-to-date comparable store sales decreased 6.3% compared with the prior year period. Year-to-date total sales decreased 5.8% to $2,098.6 million compared with $2,227.0 million for the same period last year.

Other Income

Other income in the third quarter of fiscal 2008 decreased to $22.7 million compared with $24.8 million in the third quarter of fiscal 2007. Year-to-date other income decreased to $67.0 million compared with $69.9 million in the prior year period. The decrease in the third quarter and year-to-date fiscal 2008 amounts primarily reflects the reduced sales volume.

Gross Margin

In the third quarter of fiscal 2008, gross margin dollars decreased $13.9 million compared with the third quarter of fiscal 2007, reflecting the current year decrease in sales volume. The gross margin rate for the third quarter of fiscal 2008 increased by 0.8 percentage point to 35.6% of net sales compared with 34.8% in the third quarter of fiscal 2007, primarily due to decreased markdowns on lower levels of inventory and improved inventory aging as well as reduced distribution costs. Year-to-date gross margin dollars decreased $51.0 million compared with the prior year period, reflecting the current year decrease in sales volume and margin rate. The year-to-date gross margin rate decreased 0.3 percentage point to 35.1% of net sales compared with 35.4% in the prior year period, reflecting an increased net markdown rate.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses in the third quarter of fiscal 2008 decreased $3.5 million to $261.9 million compared with $265.4 million in the third quarter of fiscal 2007. The SG&A expense rate for the third quarter of fiscal 2008 was 36.1% compared with 34.0% for the third quarter of fiscal 2007, reflecting the reduced sales volume. Year-to-date SG&A expenses decreased $17.3 million to $764.1 million compared with $781.4 million in the prior year period. The year-to-date SG&A expense rate increased by 1.3 percentage points to 36.4% compared with 35.1% in the prior year period, reflecting the reduced sales volume.

EBITDA

EBITDA, defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests and goodwill impairment charge, decreased $12.4 million in the third quarter of fiscal 2008 to $19.0 million compared with $31.4 million in the third quarter of fiscal 2007. Year-to-date EBITDA decreased $36.6 million to $40.3 million compared with $76.9 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $0.4 million to $31.0 million in the third quarter of fiscal 2008 compared with $31.4 million in the third quarter of fiscal 2007. Year-to-date depreciation and amortization expense, including amortization of lease-related interests, increased $1.2 million to $92.3 million compared with $91.1 million in the prior year period.

Interest Expense, Net

Interest expense, net, decreased $2.7 million to $24.7 million in the third quarter of fiscal 2008 compared with $27.4 million in the third quarter of fiscal 2007. The decrease reflects reduced borrowings. Year-to-date interest expense, net, decreased $8.9 million to $73.4 million compared with $82.3 million in the prior year period, primarily reflecting decreased borrowing levels and reduced interest rates and $1.0 million of prior year expense incurred for the extinguishment of debt.

Capital Structure and Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “In this difficult economic environment, we believe we have a prudent capital structure and continue to manage our business with an emphasis on maintaining cash flow and strong liquidity under our revolving credit facility. We have a long-term debt structure in place, which requires very minimal principal repayment and includes three primary committed debt facilities as follows:

  $1 billion revolving credit facility which is asset-based, comprised of inventory and certain real estate and fixed assets, with a variable interest rate based upon prime rate or LIBOR plus an add-on, expiring in March 2011;
  $510 million of senior unsecured notes with a fixed interest rate of 10.25% and a maturity date of March 2014; and
  $260 million CMBS mortgage facility with a twenty-five year amortization, fixed interest rate of 6.2125% and balloon payment due in March 2016.

Mr. Plowman continued, “In the Company’s November 6, 2008 sales press release, we noted the October excess borrowing capacity under our revolving credit facility was $214 million, which was below the prior year amount of $254 million, but well above the required minimum availability of $75 million, reflecting the significant available borrowing capacity under this facility. The decrease in the excess borrowing capacity as compared with the prior year primarily reflects the Company’s ability to utilize its strong liquidity position to support the cash flow needs of certain vendors, primarily its smaller partners, while at the same time taking advantage of discount terms that have been offered to benefit gross margin for the Company in the fourth quarter. The impact of these short-term (average 15 days) accelerated payments is expected to continue through the peak buying and selling holiday season. We have strong relationships with and continue to enjoy the support of our vendors. The Company expects its excess borrowing capacity to increase substantially in the fourth quarter, consistent with the prior year, which will more than adequately support the working capital and operational needs of our business.”

Mr. Plowman continued, “Our revised guidance for full-year fiscal 2008 EBITDA is a range of $172 to $188 million and diluted earnings per share is a range of $(1.70) to $(2.30) including the write-off of goodwill and the favorable tax benefit. Assumptions reflected in this guidance include:

  Comparable store sales decrease in the range of 6.5% to 7.5%;
  Gross margin rate of 35.8%;
  SG&A expense dollars decrease from the prior year;
  Capital expenditures of $70 million (net of landlord contributions); and
  Estimated diluted weighted average shares outstanding of 16.8 to 17.0 million.”

Mr. Plowman continued, “We are providing our best projected view as of today with respect to the remainder of the year in sales, operations and earnings. We continue to manage our business appropriately in this challenging environment. We expect to generate positive cash flow in fiscal 2008 and reduce our debt levels. Based on the guidance provided, our current estimate for cash flow (see Note 2) is a range of $5 million to $20 million for the year, permitting us to reduce our year-end debt levels by this amount as compared with year-end fiscal 2007 balances. This cash flow estimate does not reflect the additional benefit of fiscal 2008 working capital reductions. As we move into fiscal 2009, we will continue to prudently manage our cash and liquidity in order to maintain a strong excess borrowing capacity under our credit facility. Therefore, we expect capital expenditures in fiscal 2009 to be approximately $40 million versus depreciation and amortization of $120 million, which equates to a net benefit of approximately $80 million.”

The Company’s quarterly conference call to discuss third quarter fiscal 2008 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (888) 819-8015 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, December 4, 2008. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 7490842.

The Bon-Ton Stores, Inc. operates 281 department stores, which includes twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; the ability to reduce SG&A expenses and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests and goodwill impairment charge. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted pre-tax loss, plus the non-cash depreciation, amortization and goodwill impairment, minus the forecasted capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	November 1,	February 2,
(Unaudited)	2008	2008
Assets
Current assets:
Cash and cash equivalents	$16,795	$21,238
Merchandise inventories	978,689	754,802
Prepaid expenses and other current assets	122,856	78,332
Deferred income taxes	17,317	17,536
Total current assets	1,135,657	871,908
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $499,500 and $418,279 at November 1, 2008 and February 2, 2008, respectively	870,429	885,455
Deferred income taxes	88,759	87,357
Goodwill	-	17,767
Intangible assets, net of accumulated amortization of $28,730 and $21,917 at
November 1, 2008 and February 2, 2008, respectively	158,647	165,872
Other long-term assets	35,153	39,272
Total assets	$2,288,645	$2,067,631
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$374,252	$220,158
Accrued payroll and benefits	38,212	49,902
Accrued expenses	159,748	166,603
Current maturities of long-term debt	5,967	5,656
Current maturities of obligations under capital leases	2,482	2,239
Income taxes payable	-	899
Total current liabilities	580,661	445,457
Long-term debt, less current maturities	1,248,981	1,079,841
Obligations under capital leases, less current maturities	65,542	67,217
Other long-term liabilities	109,161	112,055
Total liabilities	2,004,345	1,704,570
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 15,085,964 and 14,614,111 at November 1, 2008 and February 2, 2008, respectively	151	146
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at November 1, 2008 and February 2, 2008	30	30
Treasury stock, at cost - 337,800 shares at November 1, 2008 and February 2, 2008	(1,387)	(1,387)
Additional paid-in-capital	143,404	139,805
Accumulated other comprehensive income	3,257	799
Retained earnings	138,845	223,668
Total shareholders' equity	284,300	363,061
Total liabilities and shareholders' equity	$2,288,645	$2,067,631

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands except share and per share data)	November 1,	November 3,	November 1,	November 3,
(Unaudited)	2008	2007	2008	2007

Net sales	$724,927	$780,839	$2,098,559	$2,227,020
Other income	22,742	24,797	67,030	69,946
	747,669	805,636	2,165,589	2,296,966

Costs and expenses:
Costs of merchandise sold	466,791	508,802	1,361,253	1,438,672
Selling, general and administrative	261,916	265,430	764,084	781,428
Depreciation and amortization	29,770	30,107	88,680	87,306
Amortization of lease-related interests	1,220	1,280	3,634	3,841
Goodwill impairment charge	-	-	17,767	-
(Loss) income from operations	(12,028)	17	(69,829)	(14,281)
Interest expense, net	24,681	27,383	73,419	82,281

Loss before income taxes	(36,709)	(27,366)	(143,248)	(96,562)
Income tax benefit	(22,375)	(8,004)	(61,025)	(32,926)

Net loss	$(14,334)	$(19,362)	$(82,223)	$(63,636)

Per share amounts –
Basic:
Net loss	$(0.85)	$(1.17)	$(4.90)	$(3.86)

Basic weighted average shares outstanding	16,805,600	16,533,957	16,793,125	16,504,678

Diluted:
Net loss	$(0.85)	$(1.17)	$(4.90)	$(3.86)

Diluted weighted average shares outstanding	16,805,600	16,533,957	16,793,125	16,504,678

Other financial data:
EBITDA (1)	$18,962	$31,404	$40,252	$76,866

(1) EBITDA Reconciliation

       The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	November 1,	November 3,	November 1,	November 3,
(Unaudited)	2008	2007	2008	2007

Net loss	$(14,334)	$(19,362)	$(82,223)	$(63,636)
Adjustments:
Income tax benefit	(22,375)	(8,004)	(61,025)	(32,926)
Interest expense, net	24,681	27,383	73,419	82,281
Depreciation and amortization	29,770	30,107	88,680	87,306
Amortization of lease-related interests	1,220	1,280	3,634	3,841
Goodwill impairment charge	-	-	17,767	-

EBITDA	$18,962	$31,404	$40,252	$76,866

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com